Exhibit 10.1

EQUITABLE RESOURCES, INC.
2002 EXECUTIVE PERFORMANCE INCENTIVE SHARE PLAN

EQUITABLE RESOURCES, INC. (the “Company”) hereby establishes this EQUITABLE RESOURCES, INC. 2002 EXECUTIVE PERFORMANCE INCENTIVE SHARE PLAN (the “Plan”) as of this 12th day of March 2002, in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the 1999 Equitable Resources, Inc. Long-Term Incentive Plan for the benefit of its employees and executives; and

WHEREAS, in order to further align the interests of executives with the interests of the shareholders, the Company desires to provide additional long-term incentive benefits through the Plan.

NOW, THEREFORE, the Company hereby provides for additional incentive benefits for certain executive employees of the Company and adopts the terms of the Plan on the following terms and conditions:

Section 1.  Incentive Program Purpose.  The main purpose of the Plan is to provide additional long-term incentive opportunities to key executives to further align their interests with those of the Company’s shareholders and customers and with the strategic objectives of the Company. Awards granted hereunder may be earned by achieving relative performance levels against a pre-determined peer group and are forfeited if defined performance levels are not achieved.  By placing a portion of the executive’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce compensation opportunity when performance does not meet expectations.

Section 2.  Effective Date.  The effective date of this Plan is March 12, 2002.  The Plan will remain in effect until the earlier of December 31, 2004 or the closing date of a Change of Control event defined in Section 5 unless otherwise formally amended or terminated in writing by the Company’s Chief Executive Officer (“Termination Date”).  Amendment or termination of the Plan must be approved by the Compensation Committee of the Board of Directors (the “Committee”).

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company who shall be eligible to participate in the Plan. The CEO’s selections will become participants in the Plan (the “Participants”) only upon approval by the Committee.   In the event that an employee is hired by the Company during the Performance Period, the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in the Plan, provided that the Committee must approve all new participants to the Plan.

Section 4.  Performance Incentive Share Awards.  Each Participant shall be awarded a number of performance incentive shares (the “Target Shares”) (subject to the conditions provided herein) which shall be proposed by the CEO and approved by the Committee.  For a new Participant, the Target Shares shall be proposed by the CEO and approved by the Committee and will be pro-rated based on the employee’s hire date and the contemplated ending date of the program which is December 31, 2004.   The Target Shares, plus accrued dividends (“Total Target Shares”) available for distribution to a party may be decreased to zero (0) or increased by as much as two (2) times the Total Target Shares based on performance as described in Section 5.

The Target Shares shall be held in escrow by the Company subject to satisfaction of the terms and conditions described below. A Participant shall have no right to exchange the Target Shares for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such shares and any future rights to benefits.

Section 5.  Performance Condition of the Target Shares.  Subject to Section 8, the total number of Shares that will vest and be issued  (“Awarded Shares”) to a Participant will be based on EQT’s three-year total shareholder return relative to the peer group’s (Attachment A) three-year total shareholder return, for the Performance Period of January 1, 2002 to the Termination Date (the “Performance Condition”). For purposes of this Plan, the Performance Period total shareholder return will be calculated as follows:

Step 1

A “Beginning Point” will be established for the Company and each company in the peer group.  This Beginning Point will be defined as one share of stock with a value equal to the average closing stock price as reported in The Wall Street Journal for the first ten (10) business days of 2002 for each company.

Step 2

Dividends paid for each company will be cumulatively added to the Beginning Point as additional shares of such company’s stock.  The closing price on the last business day of the month in which the dividend was paid will be used as the basis for determining the number of shares to be added.   The resulting total number of shares accumulated during the Performance Period from the Beginning Point will be referred to as the Total Shares Held at Ending Point.

Step 3

Except as provided in the following sentence, an “Ending Point” will be defined as Total Shares Held at Ending Point for each company times the average closing stock price as reported in The Wall Street Journal for the last ten (10) business days of 2004 for each company.  In the event of a change of control as defined in the Equitable Resources, Inc. 1999 Long-Term Incentive Plan (“Change of Control”), the Ending Point will be defined as the Total Shares Held at Ending Point times the average of the closing price as reported in The Wall

Street Journal for the ten (10) business days preceding the closing of the Change of Control transaction.

Step 4

Total Shareholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.  Each company including the Company will be ranked in descending order by the TSR so calculated.

Step 5

The Total Target Shares for each Participant will be multiplied by the factor on the x axis of the payout curve (identified on Attachment B) that corresponds to the Company’s relative TSR ranking on the y axis.  Awarded Shares will equal:

(i)	zero percent of the Total Target Shares for performance relative to the peer group performance at the bottom 13.5% of all performers,

(ii)	100 percent of the Total Target Shares for median relative performance and

(iii)	200 percent of the Total Target Shares for performance at the top 13.5% of all performers.

(iv)

for performance levels between the bottom 13.5%, median and top 13.5% performance levels, the percent of Total Target shares will be determined by interpolation.  The applicable payout curve is provided in Attachment B.

Peer companies that are acquired, cease to exist or undergo a fundamental change before the conclusion of the Performance Period will be eliminated from the final calculation.  The Committee may adjust the peer group based on significant or unusual transactions that substantially affect the total shareholder return calculation of any company.

Section 6.  Vesting and Distribution.  Subject to Section 8, each Participant will vest in the number of Awarded Shares calculated according to Section 5 as of the last day of the Performance Period and, except as provided in the following sentence, such shares will be issued in the form of Company stock on or around March 12, 2005.  In the event of a Change of Control, the value of such vested shares will be distributed in cash on the closing date of the transaction, which shall be calculated based upon the average of the closing price of the Company’s stock for the ten (10) business days preceding the Change of Control transaction as reported in The Wall Street Journal.  The Committee may, in its sole discretion, require that to the extent payment of Awarded Shares exceeds the Internal Revenue Code Section 162(m) limits for tax deductibility, the amount in excess of the limit be deferred pursuant to the terms of the Company’s Deferred Compensation Plan to the next subsequent year in which it can be paid to the Participant without exceeding the Code Section 162(m) limit.

Section 7.  Dividends.  Each Target Share will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional shares. These additional shares shall be deemed to have been purchased on the last business day of the month in which the dividend was declared by the Company using the closing stock price for the Company as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Plan applicable to Target Shares, Total Target Shares and Awarded Shares.

Section 8.  Change of Status.  In making decisions regarding employees’ participation in the Plan and the extent to which awards vest and are payable, the Committee may consider any factors that they may consider relevant.  The following guidelines are provided as general information about the effect of employee status changes prior to vesting.

(a)                                  Retirement, Death, Disability, Resignation.  Shares are forfeited.

(b)                                 Termination.  Shares are forfeited and no award shall be paid to any employee whose services are terminated prior to the vesting of Awarded Shares for reasons of misconduct, failure to perform, or other cause.  If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee will vest in Awarded Shares on the termination of the Performance Period as follows:

Termination Date	Reduction
Prior to March 1, 2003	100%
March 1, 2003 — February 28, 2004	50%
March 1, 2004 — December 31, 2004	25%

Section 9.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Plan’s administration, including:

•                  Ensuring that the Plan is administered in accordance with the provisions of the Plan,

•                  Approving Plan Participants,

•                  Authorizing Target Share awards to Participants,

•                  Adjusting Target Share grants and vesting requirements to account for extraordinary events,

•                  Ruling on any disagreement between Plan Participants, Company management, Plan administrators, and any other interested parties to the Plan, and

•                  Maintaining final authority to modify or terminate the Plan at any time.

The interpretation and construction by the Committee of any provisions of the Plan or of any Awarded Shares shall be final. No member of the Committee shall be liable for any action or determination made in good faith on the Plan or any Awarded Shares thereunder.  The Committee may designate another party to administer the Plan, including Company management or an outside party. All conditions of the Target Shares must be approved by the Committee.  As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Target Shares to be awarded to each Participant. The associated terms and conditions of the Plan will be communicated to Participants as close as possible to the Award Date. The Participant will sign and return a participant agreement to the Committee.

Section 10.  Tax Consequences to Participants.  It is intended that: (i) until the Performance Condition is satisfied, a Participant’s right to an Award under this Plan shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a) and 3121(v)(2) of the Internal Revenue Code of 1986, as amended, (the “Code”); (ii) the Awarded Shares shall be subject to employment taxes only upon the satisfaction of the Performance Condition; and (iii) until the Awarded Shares are actually paid to the Participant, the Participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83. It is further intended that, because a Participant cannot actually or constructively receive the Target Shares prior to vesting and payment, the Participant will not be in actual or constructive receipt of the Target Shares within the meaning of Code Section 451 until they are actually received as Awarded Shares.

Section 11.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Target Shares and any attempt to do so shall be void.

Section 12.  Impact on Benefit Plans.  Payments under the Plan shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.

Section 13.  Successors; Changes in Stock.  The obligation of the Company under the Plan shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of Company common stock, the Total Target Shares and the share of Company Common Stock on which the Performance Condition is based shall be adjusted by adding thereto the number of shares of Company common stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Company’s common stock, the Total Target Shares and the share of Company common stock on which the Performance Condition is based shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction.

In the case of a Change of Control, any obligation under the Plan shall be handled in accordance with the terms of Section 6 hereof.  In any case not constituting a Change of Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the performance shares constituting an Award shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each performance share constituting an Award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s common stock shall be so changed or for which each such share shall be exchangeable, and (iii) the share of Company common stock on which the Performance Condition is based shall be appropriately and equitably adjusted.  In the case of any such adjustment, the Total Target Shares shall remain subject to the terms of the Plan.

Section 14.  Dispute Resolution.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein. If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days). The notice shall set forth the following information:

(a)          The specific basis for its decision,

(b)         Specific reference to pertinent Plan provisions on which the decision is based,

(c)          A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)         An explanation of the Plan’s claim review procedure.

Section 15.  Applicable Law.  This Plan shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 16.  Severability.  In the event that any one or more of the provisions of this Plan shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 17.  Headings.  The descriptive headings of the Sections of this Plan are inserted for convenience of reference only and shall not constitute a part of this Plan.

Section 18.  Amendment or Termination of this Plan.  This Plan may be amended by the Company, in its sole discretion, at any time by a written action authorized by its Board of Directors or by the Company’s Chief Executive Officer if approved by the Committee, except that no amendment shall adversely affect a Participant’s rights to his or her Award after the Award Date and no amendment may be made following a Change of Control. This plan shall terminate upon the earlier of the satisfaction of the Performance Condition or March 12, 2005.